Exhibit 99.1

Upstryve Inc. Launches a Pre-Apprenticeship Program Addressing the U.S. Skilled Trades Labor Shortage

ProBility Aims to Enter the Vocational Job Board Market in 2022

COCONUT CREEK, Fla., Sept. 14, 2021 /PRNewswire/ - ProBility Media Corp. (“ProBility” or the “Company”) (OTCPK: PBYA), an education company building the first online full-service training and career advancement brand for the skilled trades, has launched a Pre-Apprenticeship Program through its subsidiary Upstryve Inc. (Upstryve).

Upstryve, the leading resource for tradespeople nationwide, is announcing the launch of their new Pre-Apprenticeship program. This will be a certification program that will allow novice tradespeople the opportunity to build a wealth of knowledge and skills prior to joining the workforce. The program will also be advantageous to companies looking for more knowledgeable entry level candidates to join their teams.

According to an August press release by PeopleReady, a TrueBlue company, between May and June of this year more than 380,000 skilled trades jobs were posted, a 50% increase to pre-pandemic levels. Most positions were not filled for 24 days. In addition to the need for skilled tradespeople, there are plenty of beginner or pre-apprenticeship positions available. Upstryve is aiming to link these candidates with potential employers while better preparing them for that position and their future trades career.

Over the past year demand has grown for skilled workers in industrial trades across multiple industries. The increase in demand, lack of trained tradespeople in the industry and cost of materials increase have all contributed to more and more companies fighting overqualified entry level tradesmen and women.

Due to this demand, Upstryve is leading the way in addressing a solution to the problem by creating the Pre-Apprenticeship Program. Candidates will go through several weeks of basic training, career pathways and 1 on 1 mentoring with high leveled professionals. “The program will create a new breed of entry level tradespeople that will make the hiring process much faster, more efficient and create less turn around for companies,” stated Noah Davis, President of ProBility Media Corp. “These future Upstryve certified Pre-Apprentice’s will be ahead of the curve by having the basic skills a company desires in new hires on day one. Companies will be able to reduce the amount of time needed on job training.”

Upstryve, continuously works with influencers in the trades to connect with a younger audience in the space. Influencers like Matt Panella, Lydia Crowder and Schannon Yodice have all partnered with Upstryve and continue to promote the benefits provided on the Upstryve platform. With the help of influencers, Upstryve has been able to reach hundreds of thousands if not millions of people interested in a career in the trades.

“These aspiring trade professionals are the future of the industry and Upstryve plans to guide them in every step of the way towards a successful career and beyond,” stated Cesar Valencia, Digital Marketing Manager at Upstryve.

About Upstryve Inc.

Upstryve is the only tutoring platform dedicated to providing aspiring professionals an affordable all-encompassing learning experience. Upstryve provides 1 on 1 contractor license exam preparation for professionals to confidently pass their state or national exams and obtain their contractor license. Its platform links aspiring trade professionals with expert trade tutors and instructors who have years of experience in the field. Students work with tutors who guide them through typical struggles and help them gain the confidence they need before exam day. Its instructors specialize in exam preparation for all construction and trades, National Trade Association Exams, Contractors, Electricians, Plumbing, HVAC, Engineering, Healthcare, Utilities and more. Upstryve offers existing industry experts to earn from three sources, hourly tutoring at their desired hourly rate, affiliated sales of study materials and the ability to publish study materials, test questions and specialized courses through its publishing platform. For more information, visit www.upstryve.com.

About ProBility Media Corp.

ProBility Media Corp. is an industrial education and training technology company headquartered in Coconut Creek, Florida, offering education online and in person programs including training in a variety of vocational industries. ProBility is executing a disruptive strategy of defragmenting the education and training marketplace by offering high quality training courses and materials to prepare the workforce for excellence. ProBility services customers from the individual to the small business to the enterprise level corporation. For more information, visit www.ProBilityMedia.com.

Forward-Looking Statements

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information included in this Press Release including such forward-looking statements, except as required by federal securities laws.

SOURCE Probility Media Corp.

Related Links

http://www.ProBilityMedia.com